Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375 David L. Urban (Investors) (414) 524-2838 Fraser Engerman (Media) (414) 524-2733	October 30, 2012

Johnson Controls Reports 2012 Fourth Quarter Earnings In-Line with Previous Guidance and

Record Full-Year Results

MILWAUKEE, October 30, 2012 . . . For the fiscal 2012 fourth quarter, Johnson Controls reported a net loss of $8 million, or $0.01 per share, on $10.4 billion in revenues. Excluding restructuring and non-recurring items in the 2012 and 2011 fiscal fourth quarters, highlights include:

•	Net revenues of $10.4 billion vs. $10.8 billion in Q4 2011, down 4 percent

–	Excluding the impact of foreign exchange, revenues increased 1 percent

•	Income from business segments of $726 million compared with $741 million a year ago, down 2 percent.

•	Net income of $526 million versus $523 million in Q4 2011

•	Diluted earnings per share of $0.77 versus $0.76 in the same quarter last year

Johnson Controls said it believes that using the adjusted numbers provides a more meaningful comparison of its underlying operating performance.

Previously announced items that impacted reported Q4 2012 and Q4 2011 earnings include:

2012 fourth quarter:

•	A $245 million ($228 million after-tax) restructuring charge, resulting in a net charge of $0.33 per diluted share.

•

A non-cash mark-to-market charge of $447 million ($271 million after-tax) associated with an accounting change for pension and retiree medical benefits. The adjustment, resulting in a net charge of $0.40 per diluted share, was due to a significant year-over-year decline in discount rates used to estimate the associated liability.

•	A $35 million tax charge related to discontinuing lead-processing operations at its Shanghai, China battery plant.

2011 fourth quarter:

•

Results have been revised to include a non-cash mark-to-market charge of $479 million ($313 million after tax) or $0.45 per diluted share. The revision is associated with the accounting change for pension and retiree medical benefits.

•	Restructuring charges, an equity affiliate net gain and a tax valuation allowance release had a net positive impact of $0.03 per diluted share.

“While the macro-economic environment was challenging, in the fourth quarter we significantly improved profitability in Building Efficiency, Power Solutions and North America Automotive Experience. European automotive and buildings markets continued to soften in the quarter, offsetting our gains elsewhere,” said Stephen A. Roell, Johnson Controls Chairman and Chief Executive Officer. “In response to the challenges in some of our key markets, we recently announced restructuring actions. We believe these initiatives better align resources with our current strategies and will help us to increase profitability in what we expect will be a low-growth environment next year.”

Business segments, excluding restructuring and non-recurring items (non-GAAP)

Building Efficiency realized higher segment income despite a soft global market environment. Sales in the fiscal 2012 fourth quarter were $3.8 billion, declining 7 percent (down 4 percent excluding currency) from $4.1 billion in the same quarter last year as higher revenues in Asia were more than offset by lower sales in North America, Europe, and the Middle East. Residential HVAC sales increased 9 percent as demand was positively impacted by the record high temperatures in North America.

While orders in the quarter were 10 percent lower year-over-year, the backlog of projects at the end of the quarter, excluding foreign exchange, increased 3 percent to $5.2 billion led by strength in North America Systems and Asia.

Building Efficiency segment income was $327 million, up 15 percent from $285 million in the fiscal 2011 fourth quarter, boosted by SG&A reductions. North America Service segment income increased 62 percent due primarily to improved pricing and better labor utilization. North America Systems income was 22 percent higher due to improved productivity and operational efficiencies.

Despite lower sales, Building Efficiency segment margin improved 160 basis points to 8.6 percent versus the same period last year, led by gains in North America Systems and North America Service.

Automotive Experience continued to be adversely affected by weakness in Europe. Sales in the quarter fell 2 percent (up 3 percent excluding currency) to $5.0 billion versus $5.1 billion last year as higher production volumes in North America and Asia and new program launches were more than offset by a weaker Euro and lower production volumes in Europe.

North American automotive revenues increased 13 percent to $2.2 billion from $1.9 billion last year, which is in line with the increase in overall industry production. European sales were down 15 percent to $2.2 billion from $2.6 billion in the fiscal 2011 fourth quarter. Excluding the impact of foreign exchange, European sales were down 5 percent versus last year, compared with a 3 percent decline in industry production. Sales in Asia increased 2 percent (+4% excluding currency) to $663 million from $650 million in the fourth quarter of fiscal 2011. Total revenues in China, including non-consolidated joint ventures, rose 21 percent to $1.3 billion compared with $1.1 billion a year ago.

Automotive Experience reported segment income of $159 million in the current quarter, down 34 percent from $240 million the prior year. Significant improvement in North America and Asia was more than offset by lower European results. North America earnings improved significantly in the current quarter to $130 million from $83 million a year ago due primarily to the higher production levels and improved operational efficiencies. Segment income in Asia was $97 million, up 18 percent from the fiscal 2011 fourth quarter primarily due to higher revenues and stronger profitability in Japan and Korea. Automotive Europe reported a loss of $68 million in the quarter compared to a profit of $75 million last year as a result of the lower volumes, operational challenges and commercial negotiations.

Power Solutions posted solid income gains in the quarter. Sales in the fourth quarter of 2012 were unchanged (up 8 percent excluding currency and lead) at $1.6 billion versus the same period last year. Unit shipments rose 4 percent, split evenly between global aftermarket and OEM. Solid growth with North American OEMs, increased market share gains in the European aftermarket, and strength in Asia were partially offset by continued soft aftermarket demand in North America and lower shipments to European OEMs.

Power Solutions segment income rose 11 percent to $240 million versus $216 million in the fourth quarter of fiscal 2011 due primarily to the benefits of increased vertical integration and improved pricing. The company’s South Carolina lead recycling facility became operational during the quarter. Despite the headwind of higher year-over-year costs for battery cores used for recycling, Power Solutions segment margin rose 160 basis points to 15.4 percent versus the same period last year.

Fiscal 2013 outlook

Johnson Controls today gave a preliminary outlook of its market and financial expectations for fiscal 2013, saying it believes softening end markets and negative foreign currency will limit its ability to grow revenues and earnings in the upcoming year. It also anticipates a higher effective tax rate of 20% in 2013 due to an increased percentage of total earnings coming from the United States. The company expects 2013 first-half earnings to be significantly lower than the same period of 2012 with higher year-over-year earnings in the second half of the year. It added that it believes the financial benefits of the restructuring announced in the current quarter will begin to accrue in the second half of fiscal 2013. The company expects full-year 2013 earnings to be flat to slightly higher than 2012. Johnson Controls will provide additional fiscal year 2013 guidance at its annual New York analyst day on December 19, 2012.

“As we look forward to fiscal 2013, we are expecting continued challenges in our end markets. We will benefit from our automotive and buildings backlogs, but we expect limited opportunity for top-line growth in the coming year,” said Mr. Roell. “We will be diligent in controlling costs, but remain committed to making investments that support our long-term growth and profitability strategies and will drive improvements in shareholder value.”

“Lastly, I would like to thank our 170,000 Johnson Controls employees around the world for delivering record sales and earnings in fiscal 2012 in a difficult environment,” Mr. Roell said.

FORWARD-LOOKING STATEMENTS

Johnson Controls, Inc. has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond the company’s control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial contracts, as well as other factors discussed in Item 1A of Part I of Johnson Controls’ most recent Annual Report on Form 10-K for the year ended September 30, 2011 and Johnson Controls’ subsequent Quarterly Reports on Form 10-Q. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are only made as of the date of this document, and Johnson Controls assumes no obligation, and disclaims any obligation, to update forward-looking statements to reflect events or circumstances occurring after the date of this document.

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About Johnson Controls

Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 170,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2012, Corporate Responsibility Magazine recognized Johnson Controls as the #5 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com.

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October 30, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data; unaudited)

	Three Months Ended September 30,
	2012	2011 (Revised)
Net sales	$10,392	$10,788
Cost of sales	8,804	9,174

Gross profit	1,588	1,614

Selling, general and administrative expenses	(1,380)	(1,473)
Restructuring costs	(245)	—
Net financing charges	(62)	(50)
Equity income	71	115

Income before income taxes	(28)	206

Provision (benefit) for income taxes	(49)	(63)

Net income	21	269

Less: income attributable to noncontrolling interests	29	35

Net income (loss) attributable to JCI	$(8)	$234

Diluted earnings (loss) per share	$(0.01)	$0.34

Diluted weighted average shares	683	690

Shares outstanding at period end	682	680

October 30, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data; unaudited)

	Twelve Months Ended September 30,
	2012 (Revised)	2011 (Revised)
Net sales	$41,955	$40,833
Cost of sales	35,737	34,775

Gross profit	6,218	6,058
Selling, general and administrative expenses	(4,438)	(4,393)
Restructuring costs	(297)	—
Net financing charges	(233)	(174)
Equity income	340	298

Income before income taxes	1,590	1,789

Provision for income taxes	237	257

Net income	1,353	1,532

Less: income attributable to noncontrolling interests	127	117

Net income attributable to JCI	$1,226	$1,415

Diluted earnings per share	$1.78	$2.06

Diluted weighted average shares	689	690

Shares outstanding at period end	682	680

October 30, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in millions; unaudited)

	September 30, 2012	September 30, 2011
ASSETS
Cash and cash equivalents	$265	$257
Accounts receivable - net	7,308	7,151
Inventories	2,227	2,316
Other current assets	2,873	2,291

Current assets	12,673	12,015

Property, plant and equipment - net	6,440	5,616
Goodwill	6,982	7,016
Other intangible assets - net	947	945
Investments in partially-owned affiliates	948	811
Other noncurrent assets	2,894	3,273

Total assets	$30,884	$29,676

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$747	$613
Accounts payable and accrued expenses	7,204	7,474
Other current liabilities	2,904	2,695

Current liabilities	10,855	10,782

Long-term debt	5,321	4,533
Other noncurrent liabilities	2,752	2,921
Redeemable noncontrolling interests	253	260
Shareholders’ equity attributable to JCI	11,555	11,042
Noncontrolling interests	148	138

Total liabilities and equity	$30,884	$29,676

October 30, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Three Months Ended September 30,
	2012	2011 (Revised)
Operating Activities
Net income (loss) attributable to JCI	$(8)	$234
Income attributable to noncontrolling interests	29	35

Net income	21	269
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	221	184
Pension, postretirement health and other benefit expense	455	490
Pension, postretirement health and other benefit contributions	(26)	(200)
Equity in earnings of partially-owned affiliates, net of dividends received	68	65
Deferred income taxes	(329)	(208)
Impairment charges	39	—
Gain on divestitures - net	(5)	—
Fair value adjustment of equity investment	—	(89)
Other	2	20
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	(59)	(305)
Inventories	169	45
Restructuring reserves	172	(11)
Accounts payable and accrued liabilities	(30)	206
Change in other assets and liabilities	96	121

Cash provided by operating activities	794	587

Investing Activities
Capital expenditures	(398)	(425)
Sale of property, plant and equipment	46	18
Acquisition of businesses, net of cash acquired	—	(139)
Business divestitures	14	—
Other	4	(12)

Cash used by investing activities	(334)	(558)

Financing Activities
Increase (decrease) in short and long-term debt - net	(606)	11
Stock repurchases	(60)	—
Payment of cash dividends	(123)	(109)
Other	1	(20)

Cash used by financing activities	(788)	(118)

Effect of exchange rate changes on cash and cash equivalents	(9)	11

Decrease in cash and cash equivalents	$(337)	$(78)

October 30, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Twelve Months Ended September 30,
	2012 (Revised)	2011 (Revised)
Operating Activities
Net income attributable to JCI	$1,226	$1,415
Income attributable to noncontrolling interests	127	117

Net income	1,353	1,532

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	824	731
Pension, postretirement health and other benefit expense	479	410
Pension, postretirement health and other benefit contributions	(414)	(451)
Equity in earnings of partially-owned affiliates, net of dividends received	(138)	(15)
Deferred income taxes	(244)	(257)
Impairment charges	53	—
Gain on divestitures - net	(40)	—
Fair value adjustment of equity investment	(12)	(89)
Other	45	61
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	(114)	(721)
Inventories	39	(387)
Restructuring reserves	196	(94)
Accounts payable and accrued liabilities	(64)	343
Change in other assets and liabilities	(404)	13

Cash provided by operating activities	1,559	1,076

Investing Activities
Capital expenditures	(1,831)	(1,325)
Sale of property, plant and equipment	58	54
Acquisition of businesses, net of cash acquired	(30)	(1,226)
Business divestitures	105	—
Other	(94)	(140)

Cash used by investing activities	(1,792)	(2,637)

Financing Activities
Increase in short and long-term debt - net	922	1,575
Stock repurchases	(102)	—
Payment of cash dividends	(477)	(413)
Other	(136)	77

Cash provided by financing activities	207	1,239

Effect of exchange rate changes on cash and cash equivalents	34	19

Increase (decrease) in cash and cash equivalents	$8	$(303)

October 30, 2012

FOOTNOTES

1. Business Unit Summary

In the fourth quarter of fiscal 2012, the Company changed its method of accounting for pension and postretirement benefits which required retrospective application to current and prior year financial statements. As a result of this accounting change, the segment income amounts shown below reflect a pension and postretirement expense reduction of $23 million ($0.02) and $92 million ($0.08) for the fiscal 2012 fourth quarter and full year, respectively, and $16 million ($0.01) and $62 million ($0.06) for the fiscal 2011 fourth quarter and full year, respectively. In addition, the pension and postretirement mark-to-market charge for each period resulting from this accounting change is treated as a non-recurring item in the tables below (Refer to footnote 5 for more detail regarding this accounting change).

(in millions)	Three Months Ended September 30, (unaudited)			Twelve Months Ended September 30, (unaudited)
	2012	2011 (Revised)%		2012 (Revised)	2011 (Revised)%
Net Sales
Building Efficiency	$3,817	$4,088	-7%	$14,715	$14,893	-1%
Automotive Experience	5,012	5,138	-2%	21,334	20,065	6%
Power Solutions	1,563	1,562	0%	5,906	5,875	1%

Net Sales	$10,392	$10,788		$41,955	$40,833

Segment Income (2)
Building Efficiency	$327	$245	33%	$910	$746	22%
Automotive Experience	159	237	-33%	803	780	3%
Power Solutions	240	253	-5%	854	821	4%

Segment Income	$726	$735 (1)		$2,567	$2,347

Restructuring costs	$(245)	$—		$(297)	$—
Mark-to-market charge for pension and postretirement plans	(447)	(479)		(447)	(384)
Net financing charges	(62)	(50)		(233)	(174)

Income before income taxes	$(28)	$206		$1,590	$1,789

Net Sales
Products and systems	$8,268	$8,516	-3%	$33,561	$32,420	4%
Services	2,124	2,272	-7%	8,394	8,413	0%

	$10,392	$10,788		$41,955	$40,833

Cost of Sales
Products and systems	$7,094	$7,225	-2%	$28,839	$27,675	4%
Services	1,710	1,949	-12%	6,898	7,100	-3%

	$8,804	$9,174		$35,737	$34,775

(1)	The fiscal 2011 fourth quarter reported amounts include restructuring costs of $43 million and equity affiliate net gains of $37 million which impacted Automotive Experience, Building Efficiency and Power Solutions by $3 million, $40 million and ($37) million, respectively.
(2)	Management evaluates the performance of the business units based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges, significant restructuring costs, and the net mark-to-market adjustments related to pension and postretirement plans.

Building Efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive Experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

Power Solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

2. Earnings Per Share Reconciliation

A reconciliation of earnings per share, as reported, to earnings per share, excluding restructuring charges and one-time items, for the respective quarters and annual periods is shown below:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011 (Revised)	2012 (Revised)	2011 (Revised)
	(unaudited)		(unaudited)
Earnings per share, as reported	$(0.01)	$0.34	$1.78	$2.06
Non-recurring items:
Restructuring charges	0.33	—	0.40	—
Mark-to-market charge for pension and postretirement plans	0.40	0.45	0.39	0.36
Tax valuation allowance	0.05	(0.04)	0.02	(0.04)
Other items, net	—	0.01	—	0.08

Earnings per share, excluding one-time items	$0.77	$0.76	$2.59	$2.46

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October 30, 2012

3. Income Taxes

The fiscal 2012 fourth quarter provision for income taxes reflects a $35 million ($0.05) valuation allowance increase. The fiscal 2011 fourth quarter provision for income taxes reflects a $30 ($0.04) million valuation allowance release. The full year fiscal 2012 provision for income taxes reflects a net ($0.02) tax expense consisting of the ($0.05) fourth quarter valuation allowance increase and a $22 million ($0.03) third quarter tax benefit related to a release of reserves for uncertain tax positions at international locations.

4. Earnings Per Share

The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011 (Revised)	2012 (Revised)	2011 (Revised)
	(unaudited)		(unaudited)
Income Available to Common Shareholders

Basic income (loss) available to common shareholders	$(8)	$234	$1,226	$1,415

Interest expense, net of tax	—	1	1	3

Diluted income (loss) available to common shareholders	$(8)	$235	$1,227	$1,418

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	682.6	679.5	681.5	677.7
Effect of dilutive securities:
Stock options	—	6.8	5.2	8.1
Equity units	—	3.7	1.9	4.1

Diluted weighted average shares outstanding	682.6	690.0	688.6	689.9

October 30, 2012

5. Pension and Postretirement Benefit Accounting Change

In the fourth quarter of fiscal 2012, Johnson Controls changed its accounting method for recognizing pension and postretirement benefit expenses. The new mark-to-market accounting method recognizes pension / postretirement actuarial and investment gains or losses in the fourth quarter of each fiscal year. The prior method amortized deferred actuarial gains or losses and smoothed asset returns over a number of years.

This change is reported through retrospective application to all periods presented. The only impact to the consolidated balance sheet were reclassifications between accumulated other comprehensive income and retained earnings. The impacts of adjustments made to the fiscal 2012 and 2011 consolidated statements of income and cash flows are summarized below:

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data; unaudited)

	Twelve Months Ended September 30, 2012
	Previously Reported*	Revised	Effect of Change
Cost of sales	$35,718	$35,737	$19
Gross profit	6,237	6,218	(19)
Selling, general and administrative expenses	4,102	4,438	336
Income before income taxes	1,945	1,590	(355)
Provision for income taxes	378	237	(141)
Net income	1,567	1,353	(214)
Net income attributable to JCI	1,440	1,226	(214)
Diluted earnings per share	2.09	1.78	(0.31)

	Three Months Ended September 30, 2011
	Previously Reported	Revised	Effect of Change
Cost of sales	$9,056	$9,174	$118
Gross profit	1,732	1,614	(118)
Selling, general and administrative expenses	1,128	1,473	345
Income before income taxes	669	206	(463)
Provision (benefit) for income taxes	96	(63)	(159)
Net income	573	269	(304)
Net income attributable to JCI	538	234	(304)
Diluted earnings per share	0.78	0.34	(0.44)

	Twelve Months Ended September 30, 2011
	Previously Reported	Revised	Effect of Change
Cost of sales	$34,663	$34,775	$112
Gross profit	6,170	6,058	(112)
Selling, general and administrative expenses	4,183	4,393	210
Income before income taxes	2,111	1,789	(322)
Provision for income taxes	370	257	(113)
Net income	1,741	1,532	(209)
Net income attributable to JCI	1,624	1,415	(209)
Diluted earnings per share	2.36	2.06	(0.30)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Twelve Months Ended September 30, 2012
	Previously Reported*	Revised	Effect of Change
Cash flows from operating activities:
Net income attributable to JCI	$1,440	$1,226	$(214)
Net income	1,567	1,353	(214)
Pension, postretirement health and other benefit expense (1)	—	479	479
Pension, postretirement health and other benefit contributions (2)	—	(414)	(414)
Deferred income taxes	(103)	(244)	(141)
Other	131	45	(86)
Accounts payable and accrued liabilities	(440)	(64)	376

	Three Months Ended September 30, 2011
	Previously Reported	Revised	Effect of Change
Cash flows from operating activities:
Net income attributable to JCI	$538	$234	$(304)
Net income	573	269	(304)
Pension, postretirement health and other benefit expense (1)	—	490	490
Pension, postretirement health and other benefit contributions (2)	—	(200)	(200)
Deferred income taxes	(49)	(208)	(159)
Other	33	20	(13)
Accounts payable and accrued liabilities	20	206	186

	Twelve Months Ended September 30, 2011
	Previously Reported	Revised	Effect of Change
Cash flows from operating activities:
Net income attributable to JCI	$1,624	$1,415	$(209)
Net income	1,741	1,532	(209)
Pension, postretirement health and other benefit expense (1)	—	410	410
Pension, postretirement health and other benefit contributions (2)	—	(451)	(451)
Deferred income taxes	(144)	(257)	(113)
Other	96	61	(35)
Accounts payable and accrued liabilities	(55)	343	398

(1)	Pension, postretirement health and other benefit expense was previously included in different lines on the condensed consolidated statement of cash flows. The amortization of amounts from accumulated other comprehensive income was previously included in the other line. The remaining expense was included in the accounts payable and accrued liabilities line.
(2)	Pension, postretirement health and other benefit contributions were previously included in the accounts payable and accrued liabilities line on the condensed consolidated statement of cash flows.
*	Reflects previously reported amounts for nine months ended June 30, 2012 plus amounts for quarter ended September 30, 2012.

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